Exhibit 99.1 Press Release

Dhanoa Achieves Second Milestone by Arrangement of Second Acquisition of Three Producing Gold Mines in Ecuador

TORONTO, ONTARIO -- (MARKET WIRE) -- December 21, 2006 -- Dhanoa Minerals Ltd. (OTCBB: DHNA)(FRANKFURT: D7Z) is pleased to announce that it plans to acquire an 80% interest in three mining projects in southern Ecuador from Grupo Minero Bonanza ("GMB"), subject to final due diligence process. Final terms of the deal will be disclosed shortly. This second production mine package hosts over 850,000 ounces of gold and consists of the Bonanza Mine, Guanache Mine and Mollopongo Mine located in the Bella Rica area in the south western end of Ecuador. All three mines are situated in the western end of the Ecuadorian metallurgical gold belt which from past production and actual reserves hosts over 10 Million ounces of gold.

Dhanoa is very excited about its most recent acquisitions in Ecuador. Our business strategy as previously stated is to acquire producing mines in a known gold district, modernize the operations and increase production in order to establish our self as a leading mining company in South America. The mines are situated within an area which contains many past and current gold producers and is next door to International Minerals Corp. which is trading at $5.40. which hosts the Gaby project, a porphyry gold copper deposit hosting a total gold content of 5.5 Million ounces.

The mines are located conveniently 2.5 hours from Guayaquil, the main city in Ecuador. These projects have easy accessibility to water and electricity which will enable the mine to operate efficiently.

Currently Mina Bonanza has eight veins, two of which are currently in production, Mina Guanache has five veins and Mina Mollopongo has five veins and one zone of disseminated gold. GMB has recently estimated these mines contain resources totalling approximately 850,000 ounces of gold from underground and open pit mine operations: 7.4 Million Tons at 1.55 g/t Au for 369,000 ounces Au for the open pit zone on the Mollopongo concession and 1.9 Million Tons at 8 g/t Au for 499,000 ounces of gold from seven mineralized veins striking across the Bonanza, Guanache and Mollopongo concessions. The gold disseminated body of the area Mollopongo (open pit) with estimated historical reserves were previously calculated by Zappa Resources and Cambior in the amounts of 368,791 ounces of gold. Individual veins show grade varying from 6.5 g/t to 11 g/t Au, average thickness of 0.3 m, length of 400-1200 m and a depth of 400-600 m. The veins are composed of quartz and sulphides including pyrite, pyrrhotite, arsenopyrite and chalcopyrite. Historically copper has never been recovered but historical values from different mines show copper values of up to 1% Cu.

Paul Roberts, president of Dhanoa states; "Dhanoa is very excited with these three new projects which can increase our overall gold production in the area. There is also a tremendous amount of blue sky exploration potential in the vicinity of these three projects."

Dhanoa has not completed the work necessary to verify the historical classification of the mineral resource estimate and is not treating it as a current resource estimate as defined by Canadian NI 43-101 and therefore the estimate cannot presently be relied upon.

About Dhanoa Minerals Ltd.

Dhanoa Minerals Ltd is a production stage company formed for the purpose of acquiring, exploring, and developing natural resource properties. Activities during the production and exploration stage include further development of the Company's business plan and raising capital. The Company has recently initiated a new program to evaluate undervalued mining projects, in order to achieve our goals of becoming a leading mining company in South America.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward looking statements that involve risks and uncertainties. Actual results may differ materially from any forward looking statements due to many risk factors which include, but are not limited to, no operating history and no earnings, reliance on the Company's management team, the ability to successfully implement the Company's business plan, the ability to fund the Company's business strategy, competition and general economic conditions. Reference is made to our filings made with the United States Securities and Exchange Commission.

This news release is not intended for Canadian Investors.